Exhibit 99.1

SunHydrogen Announces Joint Development Agreement with Honda R&D Co., LTD

CORALVILLE, IA, July 24, 2024 (GLOBE NEWSWIRE) -- SunHydrogen, Inc. (OTCQB: HYSR), the developer of a breakthrough technology to produce renewable hydrogen using sunlight and water, today announced that it has entered into a joint development agreement with Honda R&D Co., LTD.

SunHydrogen’s innovative solar hydrogen technology uses abundant and low-cost materials, requires no external power other than sunlight, and is designed with scalability in mind. Its core components include a substrate, photovoltaic layers, and catalysts that integrate to split water molecules into green hydrogen and oxygen.

Working in collaboration with SunHydrogen, Honda R&D Co. will use its industry-leading manufacturing and design capabilities to jointly develop an installation-ready hydrogen panel for safe and efficient hydrogen production and collection.

The principal objective of the joint development agreement between Honda and SunHydrogen is to synergize efforts toward the application of SunHydrogen’s innovative solar-hydrogen module technology for cost-effective green hydrogen.

Honda R&D Co. engages in the research and development of emerging technologies and products that can bring value to Honda as the company looks to reach carbon neutrality for all products and operations by 2050.

About SunHydrogen, Inc.

SunHydrogen is developing breakthrough technologies to make, store and use green hydrogen in a market that Goldman Sachs estimates to be worth $12 trillion by 2050. Our patented SunHydrogen Panel technology, currently in development, uses sunlight and any source of water to produce low-cost green hydrogen. Like solar panels that produce electricity, our SunHydrogen Panels will produce green hydrogen. Our vision is to become a major technology supplier in the new hydrogen economy. By developing, acquiring and partnering with other critical technologies, we intend to enable a future of emission-free hydrogen production for all industrial applications such as fertilizer and petroleum refining as well as fuel cell applications for mobility and data centers. To learn more about SunHydrogen, please visit our website at www.SunHydrogen.com.

Safe Harbor Statement

Matters discussed in this press release may contain forward-looking statements. When used in this press release, the words “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect” and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. Forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties and other factors, known and unknown, including the risk factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission. Forward-looking statements contained herein are applicable only as of the date on which they are made, and the Company does not assume any obligation to update any forward-looking statements, except as may be required under applicable law.

Press Contact

info@sunhydrogen.com